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Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT SETTLES ALL GLOBESPANVIRATA-DERIVED LITIGATION WITH TEXAS INSTRUMENTS

Payment of $70 Million Resolves ADSL Licensing and Adds New License
for VDSL Products

NEWPORT BEACH, Calif., May 5, 2006 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it has reached a definitive agreement with Texas Instruments, Inc. that settles all aspects of a long-running legal dispute between GlobespanVirata, acquired in 2004 and now a Conexant subsidiary, and Texas Instruments. Under the terms of the settlement agreement, Conexant will make a lump-sum payment of $70 million to Texas Instruments. The agreement resolves the alleged past infringement of ADSL patents by GlobespanVirata products and provides a fully paid-up, going-forward license for these products under a previously existing 2003 agreement between Texas Instruments and Conexant. In addition, the Conexant patent license with Texas Instruments was extended to include a fully paid-up license for VDSL products. Other terms of the settlement agreement were not disclosed.

“We inherited this ongoing litigation when we merged with GlobespanVirata, and we are pleased that we have now resolved the matter,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Today’s agreement puts behind us a very complex dispute that most likely would have required considerable attention and expense for several more years. From the perspective of our customers, not only have we now reaffirmed our ADSL license with Texas Instruments, we have extended this license to our current and future VDSL products. We will now turn our entire attention to further strengthening our leadership market positions in broadband communications and media processing semiconductor solutions for the digital home.”

In June 2003, GlobespanVirata, which merged with Conexant in February 2004, filed a complaint against Texas Instruments in the U.S. District Court for the District of New Jersey claiming that Texas Instruments violated U.S. antitrust law by creating an illegal patent pool, manipulating the patent process, and abusing the process for setting standards related to ADSL technology. In August 2003, Texas Instruments filed counterclaims alleging that GlobespanVirata infringed certain ADSL patents. In mid-2004, the case was split into two phases, patent and antitrust, with the patent phase going to trial first.

The trial on the patent phase commenced on Jan. 4, 2006 in federal district court in Trenton, New Jersey. On Feb. 6, 2006, the jury reached a verdict that said that GlobespanVirata infringed three patents related to ADSL technology and awarded $112 million in damages to Texas Instruments. Trial for the second, antitrust phase of the case had been scheduled to begin in October of this year. With today’s settlement, this second trial is no longer required.

About Conexant

Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug™ and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $900 million. The company has approximately 2,500 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

These risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.